Exhibit 11

802 N Washington

Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form 1-A of our audit report dated July 21, 2020, relating to the consolidated financial statements of Gatsby Digital, Inc., appearing in this Report on Form  1-A, for the year ended December 31, 2019 and for the period from February 8, 2018 (inception) to December 31, 2018. Our report dated, July 21, 2020, with respect to those financial statements includes an emphasis of matter paragraph relating to the uncertainty of Gatsby Digital, Inc.’s ability to continue as a going concern.

Fruci & Associates II, PLLC

Spokane, Washington

November 17, 2020